Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI REPORTS Q3 2008 Results

Revenues $144.7M and Non-GAAP EPS $0.20

Foster City, Calif. – October 23, 2008 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today its results for the third quarter of 2008. For the quarter ended September 30, 2008, the Company reported revenues of $144.7 million, compared to third quarter 2007 revenue of $158.3 million.

GAAP net (loss) was $(3.6) million or $(0.07) per diluted share in the third quarter of 2008, compared to net income of $8.1 million or $0.13 per diluted share for the same period in 2007.

GAAP net (loss) was $(8.9) million or $(0.17) per diluted share for the nine months ended September 30, 2008, compared to net income of $19.8 million or $0.32 per diluted share for the same period in 2007.

Non-GAAP net income was $10.4 million or $0.20 per diluted share in the third quarter of 2008, compared to $22.3 million or $0.34 per diluted share for the same period in 2007.

Non-GAAP net income was $34.5 million or $0.61 per diluted share for the nine months ended September 30, 2008, down 46% from $63.6 million or $0.96 per diluted share for the same period in 2007.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles and in-process research and development, stock based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

“We are pleased with our revenue results in light of the difficult economic environment, which negatively impacted demand and limited our inkjet customers’ ability to obtain necessary financing,” said Guy Gecht, CEO of EFI. “At the same time, we are delivering on our commitment to use our real estate assets to help rebuild shareholder value. In the current environment we are cautious regarding the short term outlook, yet remain excited about the long-term opportunity for our business, particularly our inkjet products.”

Outlook for Q4 2008

•	For the fourth quarter of 2008, the Company expects revenues in the range of $135 million to $145 million.

•	For the fourth quarter of 2008, the Company expects GAAP earnings per share of $(0.05) to $0.03.

•	For the fourth quarter of 2008, the Company expects non-GAAP earnings per share of $0.12 to $0.20.

•	For the fourth quarter of 2008, the Company expects a non-GAAP tax rate of approximately 22% - 23%.

GAAP net income outlook includes an estimated charge related to non-cash stock based compensation expense, the amortization of acquisition related intangibles, charges associated with facility closures, and headcount reductions related to the Pace acquisition. This estimate does not include anticipated charges and amortization of acquisition related intangibles for the acquisition of Raster Printers which is expected to close in the fourth quarter of 2008. This estimate is subject to change.

	Three Months Ended December 31, 2008
Reconciliation of non-GAAP to GAAP EPS estimates
Non-GAAP EPS estimate	$0.12	$0.20
Amortization of acquisition-related intangibles – pre tax	$(0.14)	$(0.14)
Stock based compensation – pre tax	$(0.13)	$(0.13)
Restructuring and other – pre tax	$(0.06)	$(0.06)
Tax effect of non-GAAP adjustments	$0.16	$0.16

GAAP EPS estimate	$(0.05)	$0.03

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Management believes that our non-GAAP net income provides investors with useful information because it gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements in this press release include: “We are pleased with our revenue results in light of the difficult economic environment, which negatively impacted demand and limited our inkjet customers’ ability to obtain necessary financing…” “At the same time, we are delivering on our commitment to use our real estate assets to help rebuild shareholder value. In the current environment we are cautious regarding the short term outlook, yet remain excited about the long-term opportunity for our business, particularly our inkjet products.” “For the fourth quarter of 2008, the Company expects revenues in the range of $135 million to $145 million.” “For the fourth quarter of 2008, the Company expects GAAP earnings per share of $(0.05) to $0.03.” “For the fourth quarter of 2008, the Company expects non-GAAP earnings per share of $0.12 to $0.20.” “For the fourth quarter of 2008, the Company expects a non-GAAP tax rate of approximately 22% - 23%.” “GAAP net income outlook includes an estimated charge related to non-cash stock based compensation expense, the amortization of acquisition related intangibles, charges associated with facility closures, and headcount reductions related to the Pace acquisition. This estimate does not include anticipated charges and amortization of acquisition related intangibles for the acquisition of Raster Printers which is expected to close in the fourth quarter of 2008. This estimate is subject to change.” “In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies.”

Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results, which include, but are not necessarily limited to, the following: (1) a risk that all or substantially all of the closing conditions to the sale of a portion of the Company’s Foster City, California campus to Gilead may not be satisfied, or otherwise waived, and that the sale does not close when expected or at all; (2) a risk that Gilead may exercise its discretionary right to terminate the agreement to buy the property on or prior to December 12, 2008; (3) a risk that the purchase price under the sale agreement with Gilead may be reduced or otherwise changed; (4) management’s ability to forecast revenues, expenses and earnings, especially on a quarterly basis; (5) unexpected declines in revenues or increases in expenses; (6) any additional costs and expenses related to the investigation into the Company’s past stock option grants and stock option grant practices; (7) current world-wide financial, economic and political difficulties and downturns, including the ongoing contraction in credit, and adverse variations in foreign exchange rates, that could affect demand for our products, as well as the risk of bank failures, insolvency or illiquidity of other financial institutions and other adverse conditions in financial markets that could cause a loss of our cash deposits and invested cash and cash equivalents; (8) a significant decline or delay in demand for our products by any of our important OEM partners; (9) the unpredictability of development schedules and commercialization of the products manufactured and sold by our OEM partners; (10) variations in growth rates or declines in the printing and imaging markets across various geographic regions; (11) changes in historic customer order patterns, including changes in customer and channel inventory levels; (12) changes in the mix of products sold leading to variations in operating results; (13) the uncertainty of market acceptance of new product introductions; (14) delays in product deliveries that cause quarterly revenues and income to fall significantly short of anticipated levels; (15) competition and/or market factors, which may adversely affect margins; (16) competition in each of our businesses, including competition from products internally developed by EFI’s customers; (17) excess or obsolete inventory and variations in inventory valuation; (18) intense competition in the industrial and commercial digital inkjet market; (19) the uncertainty of continued success in technological advances, including development and implementation of new processes and strategic products; (20) the challenges of obtaining timely, efficient and quality product manufacturing; (21) litigation involving intellectual property rights or other related matters; (22) our ability to successfully integrate acquired businesses, without operational disruption to our existing businesses; (23) the potential that investments in new business strategies and initiatives could disrupt the Company’s ongoing businesses and may present risks not originally contemplated; (24) the potential loss of sales, unexpected costs or adverse impact on relations with customers or suppliers as a result of acquisitions; (25) differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and (26) any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions.

Electronics for Imaging, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$144,666	$158,295	$425,116	$468,567
Cost of revenue	62,601	65,828	183,846	192,030

Gross profit	82,065	92,467	241,270	276,537
Operating expenses:
Research and development	33,782	36,268	106,157	106,941
Sales and marketing	30,249	30,204	90,650	89,990
General and administrative	13,517	15,388	40,540	53,022
Restructuring and other	3,576	1,196	8,790	1,500
Amortization of identified intangibles and in-process research & development	9,560	8,655	23,952	26,085

Total operating expenses	90,684	91,711	270,089	277,538

Income (loss) from operations	(8,619)	756	(28,819)	(1,001)
Interest and other income, net:
Interest and other income	223	7,709	14,341	22,215
Interest expense	(1)	(1,250)	(2,082)	(3,750)

Total interest and other income, net	222	6,459	12,259	18,465

Income (loss) before income taxes	(8,397)	7,215	(16,560)	17,464
Benefit from income taxes	4,753	892	7,629	2,384

Net income (loss)	$(3,644)	$8,107	$(8,931)	$19,848

Fully Diluted EPS calculation
Net income (loss)	$(3,644)	$8,107	$(8,931)	$19,848

After-tax adjustment of convertible debt-related costs	—	750	—	2,250

Income (loss) for purposes of computing diluted net income per share	(3,644)	8,857	(8,931)	22,098

Net income (loss) per diluted common share	$(0.07)	$0.13	$(0.17)	$0.32

Shares used in diluted per share calculation	52,167	68,726	52,919	68,598

Electronics for Imaging, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss)	$(3,644)	$8,107	$(8,931)	$19,848

Amortization of identified intangibles	7,560	8,655	21,952	26,085
In-process research & development	2,000	—	2,000	—
Write-off of abandoned acquisition costs	—	—	—	1,513
Stock based compensation expense – Cost of revenue	560	379	2,023	1,488
Stock based compensation expense – Research and development	3,002	2,530	10,408	7,825
Stock based compensation expense – Sales and marketing	1,430	874	4,839	3,204
Stock based compensation expense – General and administrative	3,277	2,291	9,527	7,403
Stock Option Investigation Costs	383	6,181	1,846	17,216
Restructuring and other	3,576	1,196	8,790	1,501

Tax effect of non-GAAP adjustments	(7,699)	(7,929)	(17,963)	(22,472)

Non-GAAP net income	$10,446	$22,284	$34,491	$63,611

After-tax adjustment of convertible debt-related expense	—	750	1,262	2,250

Income for purposes of computing diluted non-GAAP net income per share	$10,446	$23,034	$35,753	$65,861

Non-GAAP net income per diluted common share	$0.20	$0.34	$0.61	$0.96

Shares used in per share calculation	53,199	68,726	58,808	68,598

Electronics for Imaging, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2008	December 31, 2007
Assets
Cash, cash equivalents and short-term investments	$201,612	$499,852
Accounts receivable, net	96,616	101,955
Inventories, net	47,980	39,949
Other current assets	22,780	15,844

Total current assets	368,988	657,600

Property and equipment, net	61,266	57,604
Restricted investments	88,580	88,580
Goodwill	224,859	211,780
Intangible assets, net	77,556	86,554
Other assets	42,674	55,621

Total assets	$863,923	$1,157,739

Liabilities & Stockholders’ equity
Accounts payable	$44,476	$42,262
Convertible debt	—	240,000
Accrued and other liabilities	78,798	96,765
Income taxes payable	6,063	7,896

Total current liabilities	129,337	386,923
Long term taxes payable	26,711	26,820

Total liabilities	156,048	413,743
Total stockholders’ equity	707,875	743,996

Total liabilities and stockholders’ equity	$863,923	$1,157,739

Revenue Break-Down

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue by Product
Controller products	$68,036	$86,280	$208,547	$264,494
Inkjet products	60,805	57,057	172,185	159,989
Professional printing applications	15,825	14,958	44,384	44,084

Total	$144,666	$158,295	$425,116	$468,567

Revenue by Geographic Area
Americas	$77,274	$84,609	$220,830	$250,232
EMEA	49,885	53,808	152,468	161,667
Japan	13,755	14,768	38,224	42,977
All other	3,752	5,110	13,594	13,691

Total	$144,666	$158,295	$425,116	$468,567